PRESS RELEASE
FOR IMMEDIATE RELEASE

FOR: MDC Partners Inc. 950 Third Avenue, 5th Floor New York, NY 10022	MEDIA CONTACT: Katie Kempner VP, Director of Corporate Communications 305-646-7366 kkempner@mdc-partners.com	INVESTOR CONTACT: Donna Granato Director, Finance & Investor Relations 646-429-1809 dgranato@mdc-partners.com

 MDC PARTNERS EXTENDS PARTNERSHIP & ACQUIRES INCREMENTAL STAKE
IN CRISPIN PORTER + BOGUSKY
Increases Overall Equity to 77% Interest in Firm

NEW YORK, NY ([DATE], 2007) - MDC Partners announced today that they have acquired an additional 28% equity stake in Crispin Porter + Bogusky (CP+B), bringing both their voting and economic interest to 77% of the firm. This increase is up from their prior stake of 49%. The transaction represents an accelerated exercise of the Company’s existing call options. In connection with this acquisition, all of the four partners of CP+B agreed to extend the terms of their partnership arrangements with CPB.

“MDC Partners has been a terrific partner to CP+B. This deal will allow us to continue to do what we do best. Make our clients and their brands famous. We will continue to make all decisions together on what is best for CP+B,” said Chuck Porter, Chairman of CP+B.

“As a creatively focused agency we've been so lucky over the years to be in business with MDC Partners. They have always understood the mixture of art and commerce that make a place like CP+B run,” said Alex Bogusky, Chief Creative Officer, CP+B

“We are privileged by our association with CP+B, the most prolific advertising agency in the world,” said Miles Nadal, Chairman and Chief Executive Officer of MDC Partners. “We look forward to continuing to work with all of our Partners at CP+B, including Alex Bogusky, Chuck Porter, Jeff Hicks and Jeff Steinhour. As Partners, we will continue to invest in and grow the business as they expand into new areas of the market and develop additional ways to deliver impactful results for their clients.  MDC also remains committed to supporting and empowering the great talent resident at CP+B that has made the agency the success it is today and we look forward to many more prosperous years ahead.”

Based in Miami and Boulder, Crispin Porter + Bogusky is considered by many to be the pre-eminent advertising agency in the industry. Recent account wins include the Domino’s Pizza creative and media planning business, the Nike Running, Nike Plus and Nike ID accounts, American Express Open and the Best Buy branding assignment. The agency is perhaps best known for their role in the turnaround of Burger King for which they handle both the national and global accounts. CP+B’s client roster also includes Volkswagen, Coke Zero, Sprite, Ask.com, Geek Squad and the 'truth' anti-tobacco campaign, which is considered by experts to be the most effective social marketing effort in history. The world’s most awarded agency, CP+B has the unprecedented distinction of winning the Grand Prix at the Cannes International Advertising Festival in five separate categories as well as being named Agency of the Year nine times in the trade press. The agency and its work have been profiled in The New York Times, The Wall Street Journal, USA Today, BusinessWeek, Forbes, Fast Company, The Financial Times, Time, Newsweek, Advertising Age, Creativity, Adweek and Brandweek as well as numerous international publications and on both national and international television.

About MDC Partners Inc.

MDC Partners is a leading provider of marketing communications solutions and services to clients in North America, Europe and Latin America. Through its partnership of entrepreneurial firms it provides advertising, specialized communications and consulting services to leading brands. MDC Partners’ philosophy emphasizes the utilization of strategy and creativity to drive growth for its clients. “MDC Partners is The Place Where Great Talent Lives”. MDC Partners Class A shares are publicly traded on the NASDAQ under the symbol “MDCA” and on the Toronto Stock Exchange under the symbol “MDZ.A”.